MGT Capital Orders 1,100 Next Generation Bitmain Miners

DURHAM, NC, July 18, 2019 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) today provided the following update to investors.

On July 16, 2019, MGT ordered 1,100 Bitmain S17 Antminers from Bitmain, expected to ship from Malaysia in October 2019 without Chinese tariffs. Each miner is rated at a maximum 56 Th/s, allowing for over 60 Ph/s in computing strength. Each miner uses 2,860 W of electricity per hour, allowing for much greater efficiency compared to the Company’s current inventory of Bitmain S9 miners. The total load capacity should slightly exceed 3.1 MW and is expected to be accommodated in LaFayette, GA.

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (OTCQB: MGTI) is a U.S.- based Bitcoin miner with operations at hosted facilities in Colorado and Ohio. The Company has begun construction of an owned facility in Georgia as it pursues an expansion model to secure low cost power and grow its crypto assets.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. MGT Capital Investments, Inc. provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Investor and Media Contact:

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

919-378-1788